Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

NAME	JURISDICTION OF INCORPORATION/FORMATION
Albert's Organics, Inc.	California
Blue Marble Brands, LLC	Delaware
Fromages de France, Inc	California
Natural Retail Group, Inc. (d/b/a Earth Origins Market)	Delaware
Springfield Development Corp LLC	Delaware
Tony's Fine Foods	California
Trudeau Foods, LLC	Delaware
Tutto Pronte	California
UNFI Canada, Inc.	Canada
United Natural Foods West, Inc.	California
United Natural Trading, LLC (d/b/a Woodstock Farms Manufacturing)	Delaware
United Natural Transportation, Inc.	Delaware